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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

ENGlobal Corporation

                                                    CONTACT: Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------


                 ENGLOBAL CORPORATION ANNOUNCES YEAR END RESULTS

HOUSTON, TX, MARCH 22, 2006 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering and systems services, today reported earnings for the year ended December 31, 2005, including record revenue and net income.

2005 Highlights:

-    Revenue increased 56.9% in fiscal year 2005 over the prior year period
- Net income of $0.20 per share in fiscal year 2005 represents a 100% increase over 2004
-    Backlog reached a record $170 million at December 31, 2005
-    86.8% of year-over-year revenue increase attributable to organic growth
-    Reduced long-term indebtedness by $9.8 million

Financial Results:

Net income for the year ended December 31, 2005 increased 100% to $4.8 million, or $0.20 per basic share, compared to net income of $2.4 million, or $0.10 per basic share, for the year ended December 31, 2004. During 2005, the Company increased its total revenue 56.9% to $233.6 million from $148.9 million in 2004. Of this amount, 86.8% of the Company's revenue growth was attributable to organic, or non-acquisition, growth.

Overall gross profit increased 55.5% to $28.3 million in 2005 from $18.2 million in 2004. Revenue from procurement activities, including material, equipment and subcontractor activities, increased 55.5% to $59.7 million in 2005 from $38.4 million in 2004. Labor-based revenue, excluding revenue from acquisitions, totaled $135.8 million, and $85.9 million in 2005 and 2004, respectively. Backlog at December 31, 2005 was $170 million, a record high for the Company, and an increase from $135 million at December 31, 2004.

Total SG&A expenses, as a percent of revenue, decreased to 8.4% in 2005 from 9.2% in 2004. Working capital increased 50.3% to $21.8 million on December 31, 2005, as compared to $14.5 million on December 31, 2004. Long-term debt on December 31, 2005, as compared to December 31, 2004, decreased by $9.8 million. This was due primarily to the repayment of existing debt from a portion of the proceeds of the Company's September 30, 2005 private placement, in which it raised $14.0 million from the sale of its Common Stock.



                                    ~ more ~

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      654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060-5914
                                www.ENGlobal.com

ENGlobal Corporation Press Release
March 22, 2006
Page 2


Hurricane Rita damages and delays, occurring primarily in the fourth quarter, resulted in an estimated reduction of after tax earnings of $159,000. This reduction was due, in large part, to losses in revenue, as well as unanticipated expenses required to temporarily relocate and permanently restore business operations. The Company has filed claims to recover approximately 88% of these losses, but any resolution has been delayed due the overwhelming number of claims being processed from the hurricane-affected areas. The Company has not recorded any benefit it may receive from these claims and does not expect to incur any additional expense as a result of the hurricane.

Commenting on the Company's performance, Michael L. Burrow, P.E., President and Chief Executive Officer of ENGlobal, said, "While we are pleased to report another successful year for ENGlobal, several factors impacted our fourth quarter performance, including: (1) costs we incurred to establish new ventures,
(2) a relative increase in in-plant and procurement services, which have lower margins than engineering services, (3) the impact of Hurricane Rita, including slower payments of accounts receivable, and (4) typical fourth quarter seasonality."

Mr. Burrow continued, "Overall, we are proud of our record 2005 financial results, especially given that almost 90% of our 2005 growth was achieved organically. ENGlobal's performance on turnkey, or design-build, engineering projects has played a significant role in this accomplishment, together with an outstanding year reported by our In-Plant services division. I believe our entire management team deserves recognition for its accomplishments, having produced 80.4% revenue growth and 48.6% net income growth, compounded annually over the last four years."

However, Management cannot rest on its past successes and we have thus pursued what we believe are prudent investments for our future," Mr. Burrow, added. "During 2005, the Company continued efforts - and incurred expenses - to ramp-up two internal growth initiatives: ENGlobal Automation Group, Inc., which opened its Calgary office in September 2005, and ENGlobal Sulfur Group. Since approximately $18.2 million in backlog has been established for these two entrepreneurial ventures, we believe that the majority of the start-up expenses are behind us."

Mr. Burrow stated, "Although Management continues to consider strategic acquisitions, we did not choose to complete any acquisitions during 2005, instead focusing on organic growth. In fact, excluding acquisitions, it is management's goal, based on the Company's past growth, and subject to favorable economic conditions, to increase revenues at a compounded annual rate of approximately 25% over the next several years. Our internal growth initiatives will play a large part, since these specialty services tend to produce higher margins. Management believes the long-term results of these initiatives will be positive for our stockholders."

In addition, the Company has made an investment, at various office locations, in facility expansion, which it believes will be needed for further growth. These expenses, together with the financial impact from Hurricane Rita and other less significant non-recurring events, had a negative impact on the Company's 2005 after tax earnings of approximately $914,000, with this impact occurring primarily in the fourth quarter of the year.

Business Outlook:

Commenting on the future, Mr. Burrow, said, "As this year progresses, and as ENGlobal's investments for the future pay-off, we expect our operating performance will improve in 2006. We continue to observe increased capital

ENGlobal Corporation Press Release
March 22, 2006
Page 3


spending by our clients and anticipate that ENGlobal may be considered for even larger projects in the future. There is a high degree of activity and cross-selling among our business development team, which is uncovering many new business opportunities. As an example, ENGlobal is currently performing projects in the area of alternative energy, including ethanol and biomass energy. We expect to see a substantial amount of proposal activity and projects that take advantage of the mandate by the Energy Bill to dramatically increase the use of renewable fuels by 2012."

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 will be filed with the Securities and Exchange Commission on or before March 31, 2006 reflecting these results.

About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering and systems services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group designs, fabricates, and supports control, instrumentation and analyzer systems utilized in various energy and process-related industries. The Company, with its subsidiaries, now employs over 1,800 employees in 14 offices and occupies over 300,000 square feet of office and manufacturing space. In 2005 and 2004, the Company was named the #1 fastest growing engineering firm in the United States by ZweigWhite and was ranked #2 in 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to secure future contract awards and/or perform work under the contracts efficiently; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Among other matters, there can be no assurance that the Company will be able to sustain the growth or the profitability that it experienced in 2005. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

ENGlobal Corporation Press Release
March 22, 2006
Page 4


                              FINANCIAL HIGHLIGHTS
                              --------------------

Consolidated Statements of Income (in thousands, except per share data):

                                                             For the Year
                                                          Ended December 31,
                                                       ------------------------
                                                          2005           2004
                                                       ---------      ---------

Operating Revenue                                      $ 233,585      $ 148,888
                                                       ---------      ---------

Operating Expenses:
      Direct cost                                        205,312        130,696
      Selling, general and administrative                 19,689         13,700
                                                       ---------      ---------
           Total operating expenses                      225,001        144,396
                                                       ---------      ---------

           Operating income                                8,584          4,492

Other Income (Expense):
      Other income                                           114            118
      Interest income (expense), net                        (800)          (590)
                                                       ---------      ---------

Income before Provision for Income Taxes                   7,898          4,020

Provision for Income Taxes                                 3,116          1,656
                                                       ---------      ---------

Net Income                                             $   4,782      $   2,364
                                                       =========      =========

Net Income Per Common Share:
      Basic                                            $    0.20      $    0.10
      Diluted                                          $    0.19      $    0.10

Weighted Average Shares Used in Computing Net
      Income Per Share:
      Basic                                               24,300         23,455
      Diluted                                             25,250         23,786




Selected Balance Sheet Information (in thousands):

                                                         For the Year
                                                      Ended December 31,
                                             -----------------------------------
                                             At Dec. 30, 2005   At Dec. 31, 2004
                                             ----------------   ----------------
Balance Sheet Data:
-------------------
   Cash                                           $   159            $     8
   Working capital                                 21,825             14,503
   Property and equipment, net                      6,861              5,262
   Total assets                                    75,936             57,261
   Long-term debt, net of current portion           5,228             15,585
   Stockholders' equity                            39,865             20,051
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